Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

Rocky Brands, Inc. Announces First Quarter 2017 Results

First Quarter 2017 Sales Increased 9.6%

First Quarter Diluted EPS Improved to $0.20

Funded Debt Decreased 75.8% Year-over-Year to $5.2 Million

NELSONVILLE, Ohio, April 20, 2017 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2017.

First Quarter 2017 Sales and Income
First quarter net sales increased 9.6% to $63.1 million compared to $57.5 million in the first quarter of 2016. The Company reported first quarter net income of $1.5 million, or $0.20 per diluted share compared to a net loss of $0.2 million, or ($0.03) per diluted share in the first quarter of 2016.

Mike Brooks, Chairman and Chief Executive Officer, commented, “Our first quarter results represent a solid start to 2017. We achieved approximately 10% top-line growth by more than doubling our military segment sales to a quarterly record $12 million. Importantly, we were able to fulfill this significant increase in military footwear demand at margins well above the last half of 2016 due to improved efficiencies at our company-operated production facility in Puerto Rico. At the same time, sales trends in our wholesale segment have stabilized, particularly in Work and Western, our two largest categories. On top of this, wholesale gross margins improved meaningfully year-over-year driven by a higher mix of full priced selling. The actions we have taken over the past six months to better position the company for profitable growth are clearly gaining traction. While there is still work ahead of us in order to maximize shareholder value over the long-term, we are confident we are heading in the right direction.”

First Quarter Review

Net sales for the first quarter increased 9.6% to $63.1 million compared to $57.5 million a year ago. Wholesale sales for the first quarter were $39.2 million compared to $40.2 million for the same period in 2016. Retail sales for the first quarter were $11.9 million compared to $11.5 million for the same period last year. Military segment sales for the first quarter increased 107% to $12.0 million compared to $5.8 million in the first quarter of 2016.

Gross margin in the first quarter of 2017 increased to $19.7 million, or 31.3% of sales, compared to $18.9 million, or 32.9% of sales, for the same period last year. The 160 basis point decrease was driven by the increase in military segment sales which carry lower gross margins than our wholesale and retail segments.

Selling, general and administrative (SG&A) expenses decreased to $17.4 million, or 27.6% of net sales, for the first quarter of 2017 compared to $19.1 million, or 33.3% of net sales, a year ago. The $1.7 million decrease in SG&A expenses was primarily related to lower compensation expense following the workforce reductions in the second half of 2016.

Income from operations was $2.4 million, or 3.8% of net sales compared to a loss from operations of $0.2 million a year ago.

Interest expense was $90,000 for the first quarter of 2017, versus $136,000 for the same period last year.

The Company’s funded debt decreased $16.4 million, or 75.8% to $5.2 million at March 31, 2017 versus $21.6 million at March 31, 2016.

Inventory at March 31, 2017 decreased 18.6% to $68.8 million compared to $84.5 million on the same date a year ago.

Conference Call Information
The Company’s conference call to review first quarter 2017 results will be broadcast live over the internet today, Thursday, April 20, 2017 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2016 (filed March 9, 2017). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016	March 31, 2016
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$2,693,078	$4,480,505	$3,716,716
Trade receivables – net	39,131,277	40,844,583	38,253,999
Other receivables	768,729	688,251	597,343
Inventories	68,819,390	69,168,442	84,502,529
Income tax receivable	-	1,243,678	1,214,755
Prepaid expenses	2,619,898	2,354,107	3,073,814
Total current assets	114,032,372	118,779,566	131,359,156
FIXED ASSETS – net	25,633,199	26,511,493	28,103,995
IDENTIFIED INTANGIBLES	33,383,261	33,415,694	36,514,458
OTHER ASSETS	225,670	232,509	253,621
TOTAL ASSETS	$173,274,502	$178,939,262	$196,231,230

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$14,620,330	$11,589,040	$15,044,942
Accrued other expenses:	6,931,149	6,130,871	6,085,947
Total current liabilities	21,551,479	17,719,911	21,130,889
		-
LONG TERM DEBT	5,240,000	14,584,008	21,649,319
DEFERRED INCOME TAXES	10,464,436	11,365,800	11,968,791
DEFERRED LIABILITIES	176,219	176,219	265,262

TOTAL LIABILITIES	37,432,134	43,845,938	55,014,261

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2017 - 7,435,467; December 31, 2016 - 7,421,455; March 31, 2016 - 7,583,901	69,362,641	69,291,637	71,004,499
Retained earnings	66,479,727	65,801,687	70,212,470

Total shareholders' equity	135,842,368	135,093,324	141,216,969

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$173,274,502	$178,939,262	$196,231,230

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2017	2016
	Unaudited	Unaudited
NET SALES	$63,072,954	$57,529,945

COST OF GOODS SOLD	43,324,874	38,619,053

GROSS MARGIN	19,748,080	18,910,892

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	17,381,909	19,131,894

INCOME (LOSS) FROM OPERATIONS	2,366,171	(221,002)

OTHER INCOME AND (EXPENSES):
Interest expense	(90,466)	(135,976)
Other – net	(9,764)	67,528
Total other - net	(100,230)	(68,448)

INCOME (LOSS) BEFORE INCOME TAXES	2,265,941	(289,450)

INCOME TAX EXPENSE (BENEFIT)	770,000	(98,000)

NET INCOME (LOSS)	$1,495,941	$(191,450)

INCOME (LOSS) PER SHARE
Basic	$0.20	$(0.03)
Diluted	$0.20	$(0.03)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,435,000	7,583,170
Diluted	7,436,788	7,583,170